Exhibit 10.3

August 25, 2021

Jane Gross

4258 NE 74th St.

Seattle, WA 98115

Re:Confidential Executive Transition Services Agreement

Dear Jane:

As you know, Marvin White and I were disappointed to learn that you have decided it is time to resign from Aptevo Therapeutics.  We have been grateful for your many contributions to the company, and we will miss your leadership after you have departed.  We were therefore pleased to learn that you agree to continue serving as our Senior Vice President and Chief Scientific Officer until September 14 and to assist us in our efforts to recruit a qualified individual to serve in that role.  We were also pleased to learn that you will agree to serve in a consulting role from September 14 through December 31 to assist in our transition to new leadership of our research and development efforts. The purpose of this letter Agreement is to set forth the details of this arrangement.

1.

Separation Date.  If you enter into this letter Agreement, you will continue to serve as Aptevo’s Senior Vice President and Chief Scientific Officer until September 14 (the “Separation Date”).  Between now and September 14, you will perform your current job duties, with a special focus on helping us to identify, recruit and select a qualified candidate to serve as our new chief scientific officer after your Aptevo employment ends. Between now and the Separation Date, you will also work diligently and in good faith to take such actions as are reasonable and appropriate to prepare the organization to continue its current work and mission under new leadership.

2.

Continued Salary Payments.  Regardless of whether you enter into this letter Agreement, Aptevo will provide you with your current base salary through your last day of Aptevo employment.  If you enter into this Agreement and comply with its terms, your current base salary will continue and be paid through September 14, 2021, but your employment will end earlier if Aptevo determines in good faith that you have not honored your obligations hereunder, and/or if you have engaged in conduct that is detrimental to Aptevo.  If you do not enter into this Agreement, your employment will end as of the date you inform me that

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you have decided to resign effective immediately, and you will be provided with all wages and compensation that is otherwise owed to you through that date.

3.

Transition Payment.  In exchange for your entry into this letter Agreement, we will provide you with a single lump-sum transition payment in the amount of One Hundred Sixty Six Thousand Dollars ($166,000 USD), less legally required withholdings and deductions. We will provide this transition payment to you no later than January 7, 2022 so long as this Agreement becomes effective as described below in Section 8 of this Agreement.  You will not be entitled to receive an annual bonus for 2021.

4.

COBRA Continuation Coverage.  In exchange for your entry into this Agreement and your compliance with its terms, your participation in the Company’s group health coverage will terminate on the last day of September 2021.  Continuation of group health coverage thereafter will be made available to you and your dependents pursuant to federal law (COBRA).  Such continuation coverage, if you timely elect such coverage, will be at your expense. If your Aptevo employment ends earlier as described above, your group health coverage will end on the last day of the month in which your employment ends, and you will be eligible for continuation coverage in accordance with applicable law.

5.

Termination of Benefits.  Your participation in all other employee benefit plans and programs, including Aptevo’s stock incentive plans, ended or will end either (a) on the Separation Date, or (b) if your employment ends sooner as described above, such benefit plan participation will end on the last day of the calendar month in which your employment ends or as otherwise provided in the relevant benefit plan(s), provided however, that your stock options vested as of the Separation Date under Aptevo’s 2018 Stock Incentive Plan will be exercisable for a period of 90 days from January 1, 2022. All unvested stock options will be forfeited after the Separation Date.

6.

Transition Services From September 15 Through December 31.  As of the Separation Date, all of your job duties as an employee of Aptevo will end; however, you agree to serve Aptevo in a non-employment consulting relationship from September 15 through December 31, 2021.  This consulting relationship will work as follows:  You agree to be available to consult with Aptevo leadership for no more than 20 hours per month in September, 40 hours per month in October reduced to 25 hours per month in November and 25 hours per month in December for the limited purpose of (a) continuing to assist us, if necessary, with efforts to recruit and select your successor; (b) answering questions from, sharing information and insights with, and otherwise supporting your successor from time to time as he or she works to acquire information about our people and our research projects and methodology; and (c) supporting business development and investor relations activities and otherwise answering questions or providing information or insights to Aptevo leadership that will help us maintain research continuity after your employment ends.  Such work can be performed remotely (e.g., via phone, by e-mail, or by video-conference communications) and at times that are determined by you, except that you will work in good faith to provide such information and guidance when it can be most helpful to Aptevo and its leadership.  Payment of the transition payment set forth in Section 3 will be

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considered by the parties as payment for such post-employment consulting services, provided however, Aptevo will pay you an hourly fee of $350 for consulting services provided by you in excess of the hours described under this Section 6.

7.

Release of Claims.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release Aptevo and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, consultants, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns from any and all claims, liabilities, demands, causes of action, and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising from or in any way related to your employment with Aptevo; (b) all claims related to your compensation or benefits from Aptevo, including salary, bonuses, commissions, vacation pay, expense reimbursements, fringe benefits, stock, stock options, restricted stock units, or any other ownership, equity, or profits interests in Aptevo; (c) all claims for breach of contract and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the Equal Employment Practices Act, the Retaliatory Employment Discrimination Act, and the California Fair Employment and Housing Act. You understand that this Agreement includes a release of all known and unknown claims, even if those unknown claims that, if known by you, would affect your decision to accept this Agreement.  In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.  Notwithstanding the foregoing, you are not releasing Aptevo hereby from: (i) any obligation to indemnify you pursuant to the Articles and Bylaws of Aptevo, any valid fully executed indemnification agreement with Aptevo, applicable law, or applicable directors and officers liability insurance; (ii) any claims that cannot be waived by law; or (iii) any claims for breach of this Agreement.

8.

Release of Age Discrimination Claims.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this letter Agreement, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims arising after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke

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this Agreement (in a written revocation sent to the Aptevo); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).

9.	Rights Not Waived. Regardless of any term stated in any other section of this Agreement:

This Agreement does not waive your rights, if any, to receive ERISA-covered benefits (e.g., pension or medical benefits) that are vested pursuant to a formally-adopted and properly-authorized written benefit plan.

This Agreement does not waive unemployment compensation benefits, workers’ compensation benefits or any other rights that may not lawfully be released by a private Agreement.

This Agreement does not waive any right you may have to receive a payment or award from a governmental agency (and not Aptevo) for information provided to the governmental agency.

Nothing in this Agreement prevents you from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by, the EEOC, SEC, NLRB, DOL, or any other governmental agency; but as to all of the claims that you have released as provided in this Agreement, you are waiving your right to receive any individual relief in any such investigation or proceeding.

Nothing in this Agreement prevents you from (i) providing testimony, information or documents if you are legally compelled to do so, or (ii) communicating with the EEOC, SEC, NLRB, DOL or other governmental agency, including providing documents or other information; however in all cases, you agree to take all reasonable steps that are available (such as redacting information or providing information under seal) to avoid any public disclosure of trade secret information or other confidential business information.

You do not need Aptevo’s prior authorization to engage in conduct protected by the prior two paragraphs, and you do not need to notify Aptevo that you have engaged in such conduct.

10.	No Admission of Liability. Neither this Agreement nor the payments made under this Agreement is an admission of liability or wrongdoing.

11.

No Disparagement; Reference Checks.  You will not make (or direct anyone to make) any negative or derogatory comment to any third party, including current directors, officers, shareholders, employees, consultants, customers and prospects of Aptevo and the press, regarding Aptevo, its affiliates, directors, officers, shareholders, employees, consultants, agents, business, products or related activities, your relationship with Aptevo, or the termination of that relationship, subject to Section 9 above (Rights Not Waived).  Aptevo agrees to direct its executive team members, including its chief clinical advisor, not to make any negative or derogatory comment to any third party that would disparage, defame, libel, slander, place in a negative light or otherwise harm your professional or

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personal reputation.  Aptevo will respond to reference checks pursuant to its normal policy, that is, it will provide only dates of employment and position held, and you hereby consent to the release of that information.

12.

No Interference.  You will not, apart from good faith competition, interfere with Aptevo’s relationships with its customers, directors, officers, shareholders, employees, consultants, vendors, bankers or others, subject to Section 9 above (Rights Not Waived).

13.

Confidentiality of Offers and Settlement.  You represent, warrant and agree that, except as otherwise required by law, you have kept confidential, and will keep confidential, the existence and terms of this Agreement, and the existence and terms of all settlement demand(s) and offer(s) made between you and Aptevo.  Despite what was just stated, you may disclose these terms to your spouse, legal counsel, accountants and tax advisors, but only after you have obtained their agreement, for the benefit of Aptevo, to abide by this confidentiality agreement.  If you have already disclosed these terms to your spouse, legal counsel, accountant or tax advisor, you represent and warrant that you have already instructed them to abide by this confidentiality agreement.  If it becomes strictly necessary to admit any terms of this Agreement as evidence in a court proceeding, arbitration, administrative proceeding or investigation, you may do so, but only after the parties take all steps available to maintain the confidentiality of this Agreement to the fullest extent possible, such as by filing and referring to only limited portions of this Agreement (in a redacted form), and/or obtaining leave to file this Agreement or its terms under seal. Your obligations under this Section 13 are subject to the terms of Section 9 above (Rights Not Waived).

14.

Code Section 409A Compliance.  Notwithstanding anything herein to the contrary, this  Agreement is intended to be interpreted and operated  to the fullest extent possible so that the payments under this Agreement either shall be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or shall comply with the requirements of such provision; provided however that notwithstanding anything to the contrary in this Agreement in no event shall Aptevo be liable to you for or with respect to any taxes, penalties or interest which may be imposed upon you pursuant to Code Section 409A.

This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Aptevo with regard to its subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of Aptevo.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Washington without respect to conflicts of law principles.  This Agreement may be executed in counterparts and signatures by facsimile will suffice as original signatures.

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If this Agreement is acceptable to you, please sign below and return the dated and signed copy to me by e-mail at portoffc@apvo.com within twenty-one (21) days.

Sincerely,

Censia Pottorf
Vice President, Human Resources

Understood and Agreed:

/s/ Jane Gross
Jane Gross, Ph.D.

8/25/2021
Date

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